Exhibit 10.2

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (“Agreement”) dated this 19th day of December 2007, by and between John Shindler (the “Executive”) and Pacific Premier Bank (the “Bank” or the “Employer”).

WITNESSETH

WHEREAS, the Employer desires to assure themselves of the services of the Executive for the period provided in this Agreement, and the Executive is willing to serve in the employ of the Employer for such period, all in accordance with the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein set forth, Executive and the Employer do agree to the terms of employment as follows:

1.           Definitions.  The following words and terms shall have the meanings set forth below for the purposes of this Agreement:

(a)           Affiliate.  Affiliate of any person or entity means any stockholder or person or entity controlling, controlled by or under common control with such person or entity, or any director, officer or key executive of such entity or any of their respective relatives. For purposes of this definition, “control,” when used with respect to any person or entity, means the power to direct the management and policies of such person or entity, directly or indirectly, whether through ownership of voting securities, by contracting or otherwise; and the terms “controlling” and “controlled” have meanings that correspond to the foregoing.

(b)           Base Salary.  “Base Salary” shall have the meaning set forth in Section 3 (a) hereof.

(c)           Cause. Termination of the Executive’s employment for “Cause” shall mean termination because of personal dishonesty or incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or other misdemeanor offenses) or final cease-and-desist order or material breach of any provision of this Agreement.

(d)           Change in Control.  “Change in Control” shall mean the occurrence of any of the following events subsequent to the date of this Agreement: (i) the acquisition of control of Pacific Premier Bancorp, Inc. (the “Company”) or the Bank as defined in the rules and regulations of the applicable banking regulators on the date hereof (provided that in applying the definition of Change in Control as set forth under the rules and regulations of the applicable banking regulators, the Board of Directors of Employer shall substitute its judgment for that of the applicable banking regulators); (ii) an event that would be required to be reported in response to Item 5.01(a) of the Current Report on Form 8-K pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), or any successor thereto, whether or not any class of securities of the Company is registered under the Exchange Act; (iii) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), after the date hereof, other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Affiliate of the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company’s or the Bank’s then outstanding securities; (iv) the sale or other disposition of all or substantially all of the assets of the Company or the Bank or the transfer by the Company or the Bank of greater than 25% of the voting securities of the Company or the Bank; or (v) during any period of three consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company or the Bank cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

(e)           Code.  “Code” shall mean the Internal Revenue Code of 1986, as amended.

(f)           Confidential and Proprietary Information. “Confidential and Proprietary Information” shall mean any and all (i) confidential or proprietary information or material not in the public domain about or relating to the business, operations, assets or financial condition of the Employer or any Affiliate of the Employer or any of the Employer’s or any such Affiliate’s trade secrets; and (ii) information, documentation or material not in the public domain by virtue of any action by or on the part of the Executive, the knowledge of which gives or may give the Employer or any Affiliate of the Employer an advantage over any person not possessing such information. For purposes hereof, the term Confidential and Proprietary Information shall not include any information or material (i) that is known to the general public other than due to a breach of this Agreement by the Executive or (ii) was disclosed to the Executive by a person who the Executive did not reasonably believe was bound to a confidentiality or similar agreement with the Employer.

(g)           Date of Termination. “Date of Termination” shall mean (i) if the Executive’s employment is terminated for Cause or for Disability, the date specified in the Notice of Termination, and (ii) if the Executive’s employment is terminated for any other reason, the date on which a Notice of Termination is given or as specified in such Notice.

(h)           Disability. Termination by the Employer of the Executive’s employment based on “Disability” shall mean termination because of any physical or mental impairment which qualifies the Executive for disability benefits under the applicable long-term disability plan maintained by the Bank or, if no such plan applies, which would qualify the Executive for disability benefits under the Federal Social Security System.

(i)           Good Reason. Termination by the Executive of the Executive’s employment for “Good Reason” shall mean termination by the Executive following a Change in Control based on:

(i)
Without the Executive’s express written consent, a material adverse change made by the Employer which would reduce the Executive’s functions, duties or responsibilities as Executive Vice President and Chief Financial Officer of the Bank.

(ii)	Without the Executive’s express written consent, a material reduction by the Employer in the Executive’s Base Salary as the same may be increased from time to time; or

(iii)
Without the Executive’s express written consent, the Employer requires the Executive to be based at a location more than 50 miles from Costa Mesa, California (which requirement shall be deemed to be a material change in the geographic location at which the Executive must perform services for the Bank), except for required travel on business of the Employer to an extent substantially consistent with the Executive’s present business travel obligations.

(j)           IRS.  IRS shall mean the Internal Revenue Service.

(k)           Notice of Termination. Any purported termination of the Executive’s employment by the Employer for any reason including, without limitation, for Cause or Disability, or by the Executive for any reason including, without limitation, for Good Reason, shall be communicated by written “Notice of Termination” to the other party or parties hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a dated notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, (iii) specifies a Date of Termination, which shall be not less than thirty (30) nor more than ninety (90) days after such Notice of Termination is given, except in the case of the Bank’s termination of Executive’s employment for Cause, which shall be effective immediately; and (iv) is given in the manner specified in Section 14 hereof.

(l)           Separation from Service.  Whether a Separation from Service takes place is determined based on the facts and circumstances surrounding the termination of the Executive’s employment and whether the Employer and the Executive intended for the Executive to provide significant services for the Employer following such termination.  A termination of employment will not be considered a Separation from Service if:

(i)
the Executive continues to provide services as an employee of the Employer at an annual rate that is twenty percent or more of the services rendered, on average, during the immediately preceding three full calendar years of employment and the annual remuneration for such services is twenty percent (20%) or more of the average annual remuneration earned during the final three full calendar years of employment, or

(ii)
the Executive continues to provide services to the Employer in a capacity other than as an employee of the Employer at an annual rate that is twenty percent or more of the services rendered, on average, during the immediately preceding three full calendar years of employment and the average annual remuneration earned during the final three full calendar years of employment.

(m)           Specified Employee.  Pursuant to Code Section 409A, a Specified Employee shall mean a key employee (as defined in Section 416(i) of the Code without regard to paragraph 5 thereof) of the Employer if any stock of the Company is publicly traded on an established securities market or otherwise.

2.           Term of Employment.

(a)           The Bank hereby employs the Executive as Executive Vice President and Chief Financial Officer of the Bank, and the Executive hereby accepts said employment and agrees to render such services to the Employer, on the terms and conditions set forth in this Agreement.  The term of employment under this Agreement shall be for a term of three years, commencing on the date of this Agreement, unless such term is extended as provided in this Section 2.  On the annual anniversary of the date first above written and each annual anniversary thereafter, the term of this Agreement shall automatically be extended for an additional one-year without the need for notification to be given by the Board of Directors of the Employer of its approval of such extension.  If either the Executive on the one hand, or the Bank on the other hand, gives written notice to the other party or parties hereto of such party’s or parties’ election not to extend the term, with such notice to be given not less than ninety (90) days prior to any such anniversary date, then this Agreement shall terminate at the conclusion of its remaining term. References herein to the “Term of Employment” shall refer both to the initial term and successive terms.

(b)           During the Term of Employment, the Executive shall perform such executive services for the Employer as may be consistent with Executive’s titles and such executive services which are from time to time assigned to Executive by the Employer’s Board of Directors.  The Executive shall devote Executive’s entire business time, attention, skill and energy exclusively to the business of the Employer.  The Executive shall not engage or prepare to engage in any other business activity, whether or not such business activity is pursued for gain, profit or other economic or financial advantage; provided, however, that the Executive may engage in appropriate civic, charitable or religious activities and devote a reasonable amount of time to private investments or boards or other activities provided that such activities do not interfere or conflict with the Executive’s responsibilities and are not or not likely to be contrary to the Employer interests

3.           Compensation and Benefits.

(a)           The Employer shall compensate and pay the Executive for services during the term of this Agreement at a minimum base salary of $190,000 per year (“Base Salary”), which may be increased from time to time in such amounts as may be determined by the Board of Directors of the Employer and may not be decreased without the Executive’s express written consent.  The Executive’s Base Salary shall be paid in periodic installments (not less than monthly) in accordance with the general payroll practices of the Employer, as in effect from time-to-time.

(b)           This Agreement shall have no impact on, and Executive shall continue to be entitled to all benefits set forth in, that certain Salary Continuation Agreement between Executive and the Bank dated May 17, 2006.  In addition, during the term of this Agreement, the Executive shall be entitled to participate in and receive the benefits of any pension or other retirement benefit plan, profit sharing, stock option, employee stock ownership, or other plans, benefits and privileges given to employees and executives of the Bank (or the Company to the extent it pertains to the Company’s common stock or options to acquire its common stock), to the extent commensurate with Executive’s then duties and responsibilities as fixed by the Board of Directors of the Employer.

(c)           Executive shall be entitled to receive all benefits and conditions of employment generally available to other executives of Employer, including, without limitation, sick leave, disability, accident, life, hospitalization, medical and dental insurance, paid holidays, and participation in any pension, profit sharing or other retirement plan pursuant to the terms of said plans.

(d)           Executive shall accrue paid vacation at the rate of three weeks per year and paid sick leave at the rate of two hours per pay period.  Except as stated herein, the terms and conditions of Executive’s vacation and sick pay shall be governed by Employer’s Employee Handbook, as amended from time-to-time.  The Executive shall not be entitled to receive any additional compensation from the Employer for failure to take a vacation, nor shall the Executive be able to accumulate unused vacation time from one year to the next, except to the extent authorized by the Board of Directors of the Employer.

(e)           Executive shall be eligible for a discretionary performance bonus not to exceed 50% of Executive’s Base Salary, based on individual performance and overall performance of the Employer.  The criteria for determining eligibility and the amount of any bonus shall be in the discretion of the Compensation Committee of the Employer’s Board of Directors.  Such bonus, if any, shall be paid between January 1 and March 15 following the year during which performance is measured.

(f)           The Executive shall be required to obtain a physical examination not less than annually during the Term of Employment which shall be paid for by Employer.

4.           Expenses. The Employer shall reimburse the Executive or otherwise provide for or pay for all reasonable expenses incurred by the Executive in furtherance of or in connection with the business of the Employer, including, but not by way of limitation, traveling expenses, subject to such reasonable documentation and other limitations as may be established by the Board of Directors of the Employer. If such expenses are paid in the first instance by the Executive, the Employer shall reimburse the Executive therefore.

5.           Termination.

(a)           The Employer shall have the right, at any time upon prior Notice of Termination, to terminate the Executive’s employment hereunder for any reason, including, without limitation, termination for Cause or Disability, and the Executive shall have the right, upon prior Notice of Termination, to terminate Executive’s employment hereunder for any reason.

(b)           In the event that (i) the Executive’s employment is terminated by the Bank for Cause, (ii) the Executive dies or (iii) the Executive terminates his employment hereunder other than for Disability or Good Reason, the Executive shall have no right pursuant to this Agreement to compensation or other benefits for any period after the applicable Date of Termination or death other than for Base Salary accrued through the Date of Termination or death.

(c)           In the event that the Executive’s employment is terminated as a result of Disability during the term of this Agreement, the Executive shall receive the lesser of (i) Executive’s existing Base Salary as in effect as of the Date of Termination, multiplied by one year or (ii) Executive’s Base Salary for the duration of the Term of Employment.  In the event of the Executive’s death during the term of this Agreement, the Executive’s estate shall receive the lesser of (i) Executive’s existing Base Salary as in effect as of the date of Executive’s death, multiplied by one year or (ii) Executive’s Base Salary through the end of the Term of Employment.  Payment pursuant to this Subsection (c) shall be paid to the Executive or Executive’s estate within sixty (60) days after the Date of Termination.

(d)           In the event that the Executive’s employment is terminated (i) by the Employer for other than Cause, Disability, or the Executive’s death or (ii) by the Executive (a) due to a material breach of this Agreement by the Employer, or (b) for Good Reason, then the Employer shall, subject to Section 6 hereof, if applicable, provide the benefits described in subparagraph (A) of this Section 6(d).  Such a termination shall be deemed an involuntary termination if the breach or Good Reason basis for termination has not been cured within thirty (30) business days after a written notice of non-compliance has been given by the Executive to the Employer, such written notice has been given no more than ninety (90) days after the initial occurrence of the breach or the Good Reason basis for termination, and the termination occurs within two (2) years following the initial occurrence of the breach or the Good Reason basis for termination.

(A)           Pay to the Executive a cash severance amount equal to the Executive’s Base Salary as in effect immediately prior to the Date of Termination, plus his incentive bonus for the previous year, less taxes and other required withholding (“Severance Pay”).  Such Severance Pay shall be paid in a lump sum on the first business day of the month following the Date of Termination.  Nothwithstanding the foregoing, no such Severance Pay will be paid to Executive unless the Executive has undergone a Separation from Service.

(e)           In receiving any payments pursuant to this Section 5, the Executive shall not be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive hereunder, and such amounts shall not be reduced or terminated whether or not the Executive obtains other employment.

(f)           Restrictions on Timing of Distribution.  Notwithstanding any provision of this Agreement to the contrary, if Executive is a Specified Employee on the Date of Termination and, as a result thereof, Section 409A of the Code and the rules promulgated thereunder would so require, payments pursuant to Subsection (d) of this Section 5 may not commence earlier than six (6) months after the Date of Termination.  Therefore, in the event this Subsection (f) is applicable, the payment required pursuant to Subsection (d) of this Section 5 shall be paid in a lump sum on the first day of the seventh month following the Date of Termination.

6.           Limitation of Benefits under Certain Circumstances. If the payments and benefits pursuant to Section 5 hereof, either alone or together with other payments and benefits which the Executive has the right to receive from the Employer, would constitute a “parachute payment” under Section 280G of the Code, the payments and benefits payable by the Employer pursuant to Section 5 hereof shall be reduced, in the manner determined by the Executive, by the amount, if any, which is the minimum necessary to result in no portion of the payments and benefits payable by the Employer under Section 5 being non-deductible to the Employer pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code. The determination of any reduction in the payments and benefits to be made pursuant to Section 5 shall be based upon the opinion of independent counsel selected by the Employer’s independent public accountants and paid by the Employer. Such counsel shall be reasonably acceptable to the Employer and the Executive; shall promptly prepare the foregoing opinion, but in no event later than thirty (30) days from the Date of Termination; and may use such actuaries as such counsel deems necessary or advisable for the purpose. Nothing contained herein shall result in a reduction of any payments or benefits to which the Executive may be entitled upon termination of employment under any circumstances other than as specified in this Section 6, or a reduction in the payments and benefits specified in Section 5 below zero.

7.           Restrictions Respecting Confidential Information and Non-Solicitation

(a)           The Executive acknowledges and agrees that by virtue of the Executive’s position and involvement with the business and affairs of the Employer, the Executive will develop substantial expertise and knowledge with respect to all aspects of the Employer’s business, affairs and operations and will have access to all significant aspects of the business and operations of the Employer and to Confidential and Proprietary Information.

(b)           The Executive hereby covenants and agrees that, during the term of employment and thereafter, unless otherwise authorized by the Employer in writing, the Executive shall not, directly or indirectly, under any circumstance: (i) disclose to any other person or entity (other than in the regular course of business of the Employer) any Confidential and Proprietary Information, other than pursuant to applicable law, regulation or subpoena or with the prior written consent of the Employer; (ii) act or fail to act so as to impair the confidential or proprietary nature of any Confidential and Proprietary Information; (iii) use any Confidential and Proprietary Information other than for the sole and exclusive benefit of the Employer; or (iv) offer or agree to, or cause or assist in the inception or continuation of, any such disclosure, impairment or use of any Confidential and Proprietary Information. Following the term of employment, the Executive shall return all documents, records and other items containing any Confidential and Proprietary Information to the Employer (regardless of the medium in which maintained or stored).

(c)           While the Executive is employed by the Employer and for one (1) year after the Date of Termination, the Executive shall not hire or solicit or attempt to solicit for hire a Covered Employee, encourage another person to hire a Covered Employee, or otherwise seek to adversely influence or alter such Covered Employee’s relationship with the Employer or any of the Employer’s Affiliates (except during the Executive’s employment with the Employer, when acting on the good faith belief that ending the Covered Employee’s employment would be in the Employer’s best interest). A “Covered Employee” shall be any person who has been employed by the Employer or any of the Employer’s Affiliates in which Executive was directly involved or had access to Confidential and Proprietary Information at any time within the twelve (12) months prior to the date of any action prohibited by the preceding sentence occurs.

(d)           The Executive acknowledges that as a result of Executive’s employment with the Employer, Executive has held and will continue to hold a position of the highest trust in which Executive comes to know the Employer’s employees, its customers and its Confidential and Proprietary Information.  The Executive agrees that the provisions of Section 7 (c) are necessary to protect the Employer’s legitimate business interests.  The Executive warrants that these provisions will not unreasonably interfere with Executive’s ability to earn a living or to pursue Executive’s occupation after Executive’s employment ends for any reason.  Executive agrees to promptly notify the Employer of the name and address of any Person or entity to which Executive provides services during the Covered Period and authorizes the Employer, after consultation with Executive as to the form and content of any such notice, to notify that entity of Executive’s obligations under this Agreement.

(e)           The parties agree that nothing in this Agreement shall be construed to limit or negate the common law of torts, confidentiality, trade secrets, fiduciary duty and obligations where such laws provide the Employer with any broader, further or other remedy or protection than those provided herein.

(f)           Because the breach of any of the provisions of this Section 7 will result in immediate and irreparable injury to the Employer for which the Employer will not have an adequate remedy at law, the Employer shall be entitled, in addition to all other rights and remedies, to seek a degree of specific performance of the restrictive covenants contained in this Section 7 and to a temporary and permanent injunction enjoining such breach, without posting bond or furnishing similar security.

8.           Cooperation in Legal Proceedings.                                                                            After the Date of Termination, the Executive agrees to reasonably cooperate with the Employer and any of their Affiliates in the defense or prosecution of any claims or actions that may be brought against or on behalf of the Employer or its Affiliates, which relate to events or occurrences that transpired while the Executive was employed by the Employer.  The Executive’s reasonable cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Employer or any of their Affiliates.  The Executive also agrees to reasonably cooperate with the Employer and any of their Affiliates in connection with any investigation or review of any federal, state, or local regulatory authority as any such investigation or review relates to any acts or omissions that transpired while the Executive was employed by the Employer.  The Executive understands that in any legal action, investigation, or review covered by this Section 8 that the Employer expects the Executive to provide only accurate and truthful information or testimony.  The Employer will pay expenses necessarily and reasonably incurred by the Executive in complying with this Section.

9.           Work Product.  The Executive acknowledges that all inventions innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) which relate to the Employer or its Affiliates, research and development or existing or future products or services and which are conceived, developed or made by the Executive while employed by the Employer and its Affiliates (“Work Product”) belong to the Employer or such Affiliates (as applicable).  The Executive shall promptly disclose such Work Product to the Board of Directors of the Employer and perform all actions reasonably requested by such Board of Directors (whether during or after the Executive’s employment) to establish and confirm such ownership (including, without limitation, executing assignments, consents, powers of attorney and other instruments).

10.           Return of Property.                                                      On and after the Date of Termination for any reason, or at any time during the Executive’s employment, on the request or direction of the Employer, the Executive will immediately deliver to the Employer any or all equipment, property, material, Confidential and Proprietary Information, Work Product or copies thereof which are owned by the Employer and are in the Executive’s possession or control.  This includes documents or other information prepared by the Executive, on Executive’s behalf or provided to the Executive in connection with the Executive’s duties while employed by the Employer, regardless of the form in which such document or information are maintained or stored, including computer, typed, written, electronic, audio, video, micro-fiche, imaged, drawn or any other means of recording or storing documents or other information.  The Executive hereby warrants that the Executive will not retain in any form such documents, Confidential and Proprietary Information, Work Product or other information or copies thereof.  The Executive may retain a copy of this Agreement and any other document or information describing any rights the Executive may have after the termination of the Executive’s employment.

11.           Dispute Resolution.                                            The Executive and the Employer agree that arbitration in accordance with the Federal Arbitration Act and the Dispute Resolution Procedures set forth in Attachment A to this Agreement shall be the exclusive means for final resolution of any dispute between the parties arising out of or relating to the Executive’s employment or this Agreement, except (1) for workers’ compensation and unemployment claims; (2) when injunctive relief is necessary to preserve the status quo or to prevent irreparable injury; and (3) any claims arising from or relating to Section 7 of this Agreement.  Injunctive relief may be sought only from any court of competent jurisdiction located in Orange County, California and the Executive consents to venue and personal jurisdiction in any such court.  The parties hereto agree that the arbitration provided for hereunder shall be conducted by the Judicial Arbitration and Mediation Services, Inc. (“JAMS”), presently located in Orange County, California.  In the event JAMS is unable or unwilling to conduct the arbitration provided for under the terms of this Section, or has discounted its business, the parties agree that the American Arbitration Association, presently located in Orange County, California, shall conduct the binding arbitration referred to in this Section.  If any part of this Agreement is held by an arbitrator or court of competent jurisdiction to be void or unenforceable, the remaining provisions shall continue with full force and effect.  If this Agreement shall be determined by any court or an arbitrator to be unenforceable because of its duration, or the scope of activities, information or geographic area covered, the parties agree that this Agreement shall be interpreted to extend to the maximum period of time or range of activities, information or geographic area that would be enforceable.

12.           Withholding.  All payments required to be made by the Employer hereunder to the Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Employer may reasonably determine should be withheld pursuant to any applicable law or regulation.

13.           Assignability.  The Employer may assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any corporation or other entity with or into which the Employer may hereafter merge or consolidate or to which the Employer may transfer all or substantially all of its respective assets, if in any such case said corporation or other entity shall by operation of law or expressly in writing assume all obligations of the Employer hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder. The Executive may not assign or transfer this Agreement or any rights or obligations hereunder.

14.           Notice.  For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the signature page hereto. Any notice, request, demand or other communication delivered or sent in the manner aforesaid shall be deemed given or made (as the case may be) upon the earliest of (a) the date it is actually received, (b) the business day after the day on which it is delivered by hand, (c) the business day after the day on which it is properly delivered to Federal Express (or a comparable overnight delivery service), or (d) the third business day after the day on which it is deposited in the United States mail. The Employer or the Executive may change their respective addresses by notifying the other party or parties of the new addresses in any manner permitted by this Section 14.

15.           Amendment; Waiver.  No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer or officers as may be specifically designated by the Board of Directors of the Employer to sign on their behalf. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

16.           Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the United States where applicable and otherwise by the substantive laws of the California, without regard to any conflicts of laws provisions thereof.

17.           Nature of Obligations. Nothing contained herein shall create or require the Employer to create a trust of any kind to fund any benefits which may be payable hereunder, and to the extent that the Executive acquires a right to receive benefits from the Employer hereunder, such right shall be no greater than the right of any unsecured general creditor of the Employer.

18.           Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

19.           Validity. The invalidity, illegality or unenforceability of any provision of this Agreement, in whole or in part, shall not affect the validity, legality or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

20.           Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

21.           Regulatory Prohibition and Required Provisions.

(a)           Notwithstanding any other provision of this Agreement to the contrary, any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act (“FDIA”) (12 U.S.C. §1828(k), and the regulations promulgated thereunder, including 12 C.F.R. Part 359. Furthermore, following such termination for Cause, the Executive will not, directly or indirectly, participate in the affairs or the operations of the Employer.

(b)           If Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) or 8(g)(1) of the FDIA, 12 U.S.C. § 1818(e)(3) or (g)(1), the Bank’s obligations under this contract shall be suspended as of the date of service, unless stayed by appropriate proceedings.  If the charges in the notice are dismissed, the Bank may in its discretion (i) pay Executive all or part of the compensation withheld while their contract obligations were suspended; and (ii) reinstate (in whole or in part) any of the obligations which were suspended.

(c)           If Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or 8(g)(l) of the FDIA, 12 U.S.C. § 1818(e)(4) or (g)(l), all obligations of the Bank under this contract shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

(d)           If the Bank is in default as defined in Section 3(x)(l) of the FDIA, 12 U.S.C. § 1813(x)(l) all obligations of the Bank under this contract shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

(e)           All obligations of the Bank under this contract shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of the institution, by the Federal Deposit Insurance Corporation (“FDIC”), at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the FDIA, 12 U.S.C. § 1823(c).

22.           Entire Agreement. This Agreement embodies the entire agreement between the Employer and the Executive with respect to the matters agreed to herein. All prior agreements between the Employer and the Executive with respect to the matters agreed to herein are hereby superseded and shall have no force or effect.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

PACIFIC PREMIER BANK

By:
      Name:
Title:
Address:
1600 Sunflower Avenue
2nd Floor
Costa Mesa, CA  92626

EXECUTIVE

By:
      Name:  John Shindler
Address:
                                    90 E. Yale Loop
    Irvine, CA  92604

Attachment A

DISPUTE RESOLUTION PROCEDURES

The parties agree to make a good faith effort to informally resolve any dispute before submitting the dispute to be resolved in accordance with the following procedures (“Procedures”):

A.
The party claiming to be aggrieved (“Claimant”) shall furnish to the other a written statement of the grievance, all Persons whose testimony would support the grievance, and the relief requested or proposed.  The written statements must be delivered to the other party within the time limits for bringing an administrative or court action based on that claim.

B.
If the other party does not agree to furnish the relief requested or proposed, or otherwise does not satisfy the demand of the Claimant within 30 days and the Claimant wishes to pursue the issue, the Claimant shall give notice to the other of the Claimant’s demand that the dispute be submitted to non-binding mediation before a mediator jointly selected by the parties or the parties cannot agree on a mediator selected from a list provided by the American Arbitration Association.  Such mediation should occur within 90 days of the demand for mediation.

C.
If the dispute is not resolved in mediation, the Claimant shall request arbitration of the dispute by giving written notice to the other party within 30 days after mediation. The parties will attempt to agree on a mutually acceptable arbitrator and, if no agreement is reached, the parties will request a list of nine arbitrators from the American Arbitration Association or such other arbitration firms as agreed and select by alternatively striking names.  The arbitration will be conducted consistent with American Arbitration Association’s National Rules for Resolution of Employment Disputes (“Rules”) that are in effect at the time of the arbitration.  If there is any conflict between those Rules and the Procedures, the Procedures will govern.  The arbitrator shall have authority to decide whether the conduct complained of under Section A above violates the legal rights of the parties.  In any such arbitration proceeding, any hearing must be supported by written findings of fact and conclusions of law.  The arbitrator’s findings of fact must be supported by substantial evidence on the record as a whole, and the conclusions of law and any remedy must be provided for by and consistent with the laws of California and federal law.  The arbitrator shall have no authority to add to, modify, change or disregard any lawful term of the Agreement. The Employer will pay the arbitrator’s fee.  Any award that may result from such arbitration, may be confirmed into a judgment from a court and enforced in accordance with applicable law.